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                                                                    EXHIBIT 10.6

                          Aristotle Publishing, Inc.

                               November 2, 1999


Blair Richardson

Dear Blair:

          Aristotle Publishing, Inc. and its subsidiaries (the "Company") is pleased to offer you employment on the following terms:

          1. Position. You will serve in a full-time capacity as Legal Counsel of the Company. Your primary duties will be Business and Legal Affairs. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. You shall work those hours necessary to accomplish the functions of your job but not less than (40) hours a week during the normal hours that the Company is open for business. You shall devote substantially all of this time, attention and energies to the business of the Company as is reasonably necessary, appropriate or advisable to carry out the duties assigned to you.

          2. Salary/Commissions. You will be paid a salary at the annual rate of $130,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In the event the company executes an agreement with one or more of the following listed prospective partners prior to 12/31/99, you will receive a $5,000 bonus for each executed agreement, up to a maximum cumulative amount of $15,000 for 3 or more executed agreements. The listed
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prospective partners are: ATT, 24/7, Juno, NYT, DNC, DCCC, DSCC, RNC, RCCC, and
NRSC.

          3. Stock Options. Subject to the approval of the Company's Board of Directors or its Compensation Committee, I have recommended to the Board of Directors that an option to purchase an additional 24,100 shares of the Company's Common Stock be granted to you, in addition to the option to purchase 15,000 shares already granted. The exercise price per share will be $2.75. The option will be subject to the terms and conditions applicable to options granted under the Company's 1999 Stock Option Plan, as described in that Plan and your stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will best monthly over the next 4 years of service, as described in the applicable stock option agreement.

          4. Benefits. Under Company policy, benefits are available only to full time employees. You shall be entitled to annual vacation leave of four weeks, at full pay. Commencing immediately, paid vacation time will be earned on an accrual basis as determined by established Company policy (.42 day per pay period worked for salaried employees and .42 day per eighty (80) hours worked for hourly employees). The Company management reserves the right to determine your vacation time in order to assure the efficient and orderly operation of the Company. All annual computations for benefits are based on your date of hire. You shall be entitled to two (2) days personal leave annually at your base salary rate. Vacation time and personal leave not used within each year of employment may be rolled over to the next year according to established Aristotle policy. You do not have the right to take compensation in lieu of said time. In addition to paid annual vacation leave and annual personal leave, the Company management may, at management's sole discretion and governed by applicable local, state and

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federal laws, grant you and unpaid leave. You shall be entitled to take all normal paid holidays as established by Company policy, other days the office is officially closed, and up to three (3) sick days at your base salary rate as established by Company policy. Please refer to your employee manual for more details.

          5. Proprietary Information and Inventions Agreement. Like all Company employees, you have been required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is on file.

          6. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, upon two
(2) weeks written notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. You shall be entitled only to such compensation that is fully accrued by you prior to the date of termination, except as explicitly provided for in this agreement, including accrued vacation time, personal days, and commissions. Upon termination, you will surrender all supplies, records, equipment and other property of the Company business.

          7. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the

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Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. You agree further that for the period of your employment by the Company and for one (1) year after the date of termination of such employment by the Company you will not solicit the business of any client or customer of the Company (other than on behalf of the Company) or misuse in any way any Trade Secret of the Company (as such term is defined in the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A).

          8. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

          9. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

          10. Amendment And Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by [California/Delaware/Washington D.C.] [sic] law.


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          We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof to your identity and authorization to work in the United States.
This offer, if not accepted, will expire at the close of business on November
15, 1999.

                                   Very truly yours,

                                   Aristotle Publishing, Inc.



                                   By:  /s/ John Phillips
                                        ___________________________

                                        Name: John Phillips

                                        Title: CEO



I have read and accept this employment offer:

 /s/ Blair Richardson
____________________________________________

Name:


Dated:  11/2, 1999

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                                  EXHIBIT A

                  FORM OF PROPRIETARY INFORMATION AGREEMENT

                             [see Exhibit 10.13]